JK ACQUISITION ANNOUNCES RESULTS OF SPECIAL MEETING,
    PAYMENT DATE FOR TRUST FUND DISTRIBUTION, AMEX DE-LISTING, AND DIRECTOR
                                  RESIGNATION

HOUSTON, TEXAS, May 28, 2008 - JK Acquisition Corp. (the "Company") today announced that its stockholders overwhelmingly approved all three proposed amendments to its Certificate of Incorporation at the special meeting of stockholders held on May 27, 2008. These amendments will permit the Company to continue its corporate existence.

The Company further today announced that it has commenced the process of liquidating the Trust Fund established by the Company at the consummation of its initial public offering (the "IPO") and into which a certain amount of the net proceeds of the IPO were deposited (the "Trust Fund"). The Company expects that the payment date for distributions from the Trust Fund will be set in the next few days. Public stockholders holding shares as of the end of the day preceding the "ex dividend" date to be set in the near future by the Financial Industry Regulatory Authority (FINRA) will be entitled to receive the distributions. Public stockholders who sell their shares before the "ex dividend" date will also be selling the right to the distribution by virtue of a due bill.

The Company further announced today that its voluntary de-listing of its securities on the American Stock Exchange (the "AMEX") has become effective and that trading on the AMEX has been suspended. The Company intends to remain a reporting company with the U.S. Securities and Exchange Commission. Moreover, the Company has been informed that its common stock is now trading on the OTC Bulletin Board under the symbol "JKAQ," and that the Company's warrants and units are now trading in the over-the-counter market under the respective symbols of "JKAQW" and "JKAQU." In the future, the Company may seek to have its warrants traded on the OTC Bulletin Board, but there can be no assurance that it will be able to do so.

Finally, the Company further announced today that Herbert C. Williamson has resigned from his seat on the Company's Board of Directors. The resignation was not the result of any disagreement on Mr. Williamson's part. The Company accepted Mr. Williamson's resignation in view of the change in the Company's business plan, due to amendments to its Certificate of Incorporation and the distribution of the amounts in the Trust Fund.